EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus that constitutes a part of this Form S-1 Registration Statement of Catheter Precision, Inc. (formerly, Ra Medical Systems, Inc.) (the “Company”) of our report dated March 28, 2023, relating to our audit of the Company’s financial statements as of December 31, 2022, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

We also consent to the reference to us under the heading “Experts.”

/s/ Haskell & White LLP
Haskell & White LLP

Irvine, California

June 3, 2024